Exhibit 23.  Independent Auditors' Consent


Independent Auditors' Consent


To the Retirement Committee of
     Capital City Bank Group, Inc.:

We consent to incorporation by reference in the registration statement
(No. 333-36693) on Form S-8 of Capital City Bank Group, Inc. of our report dated June 20, 2003, relating to the financial statements and supplemental schedule of Capital City Bank Group, Inc. Profit Sharing 401(k) Plan as of December 31, 2002 and 2001 and for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of Capital City Bank Group, Inc. Profit Sharing 401(k) Plan.


KPMG LLP

Jacksonville, Florida
June 27, 2003